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                                                                    EXHIBIT 4.3



                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

      THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of March 14, 2000, is between Tenneco Automotive Inc. (formerly known as Tenneco Inc.), a Delaware corporation (the "Company"), and First Chicago Trust Company of New York (the "Rights Agent").

      WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of September 9, 1998 (the "Rights Agreement"); and

      WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth below;

      NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

      1.   Amendment of the Title of the Rights Agreement.

           (a) The title set forth on the cover page of the Rights Agreement is amended in its entirety as follows:

                      -------------------------------------

                             TENNECO AUTOMOTIVE INC.
                        (formerly known as TENNECO INC.)

                                       and

            FIRST CHICAGO TRUST COMPANY OF NEW YORK, as Rights Agent

                      -------------------------------------

                                RIGHTS AGREEMENT

                    Dated as of September 9, 1998, as amended
                                on March 14, 2000


           (b) The first paragraph on page 1 of the Rights Agreement is amended to read in its entirety as follows:

                                RIGHTS AGREEMENT

                Rights Agreement, dated as of September 9, 1998, as amended on March 14, 2000 ("Agreement"), between Tenneco Automotive Inc., a Delaware corporation, formerly known as Tenneco Inc. (the "Company"), and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").


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      2.  Amendment of Section 1(a).

          Section 1(a) of the Rights Agreement is amended to read in its entirety as follows:

               (a) "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which shall be the Beneficial Owner
         (as such term is hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include an Exempt Person (as such term is hereinafter defined); provided, however, that (i) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person" became the Beneficial Owner of a number of shares of Common Stock such that the Person would otherwise qualify as an "Acquiring Person" inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of Common Stock that would otherwise cause such Person to be an "Acquiring Person" or (B) such Person was aware of the extent of its Beneficial Ownership of Common Stock but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of changing or influencing control of the Company, then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement unless and until such Person shall have failed to divest itself, as soon as practicable (as determined, in good faith, by the Board of Directors of the Company), of Beneficial Ownership of a sufficient number of shares of Common Stock so that such Person would no longer otherwise qualify as an "Acquiring Person"; (ii) if, as of the date hereof or prior to the first public announcement of the adoption of this Agreement, any Person is or becomes the Beneficial Owner of 15% or more of the shares of Common Stock outstanding, such Person shall not be deemed to be or to become an "Acquiring Person" unless and until such time as such Person shall, after the first public announcement of the adoption of this Agreement, become the Beneficial Owner of additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding; (iii) no Person shall become an "Acquiring Person" as the result of an acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares of Common Stock



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         beneficially owned by such Person to 15% or more of the shares of
         Common Stock then outstanding, provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding by reason of such share acquisitions by the Company and shall thereafter become the Beneficial Owner of any additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), then such Person shall be deemed to be an "Acquiring Person" unless upon becoming the Beneficial Owner of such additional shares of Common Stock such Person does not beneficially own 15% or more of the shares of Common Stock then outstanding; and (iv) if, as of the date of the adoption of Amendment No. 1 to this Agreement or prior to the first public announcement thereof, any Person is or becomes the Beneficial Owner of 15% or more, but in all events less than 20%, of the shares of Common Stock outstanding, such Person shall not be deemed to be or to become an "Acquiring Person" unless and until such time as such Person shall, after the first public announcement of the adoption of Amendment No. 1 to this Agreement, become the Beneficial Owner of additional shares of Common Stock (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock, such Person is not then the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding. For all purposes of this Agreement, any calculation of the number of shares of Common Stock outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on the date hereof.

      3. Amendment of Section 1(t).

         Section 1(t) of the Rights Agreement is amended to read in its entirety as follows:

            (t)   Intentionally omitted.







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      4. Amendment of Section 3(a).

         Section 3(a) of the Rights Agreement is amended to read in its entirety as follows:

                (a) Until the Close of Business on the earlier of (i) the tenth day after the Stock Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than an Exempt Person) of, or of the first public announcement of the intention of such Person (other than an Exempt Person) to commence, a tender or exchange offer the consummation of which would result in any Person (other than an Exempt Person) becoming the Beneficial Owner of shares of Common Stock aggregating 15% or more of the Common Stock then outstanding (the earlier of such dates being herein referred to as the "Distribution Date", provided, however, that if either of such dates occurs after the date of this Agreement and on or prior to the Record Date, then the Distribution Date shall be the Record Date), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Stock registered in the names of the holders thereof and not by separate Right Certificates, and (y) the Rights will be transferable only in connection with the transfer of Common Stock. As soon as practicable after the Distribution Date, the Company will prepare and execute, the Rights Agent will countersign and the Company will send or cause to be sent (and the Rights Agent will, if requested, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Stock as of the close of business on the Distribution Date (other than any Acquiring Person or any Associate or Affiliate of an Acquiring Person), at the address of such holder shown on the records of the Company, a Right Certificate, in substantially the form of Exhibit B hereto (a "Right Certificate"), evidencing one Right (subject to adjustment as provided herein) for each share of Common Stock so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates.

      5. Amendment of Section 3(c).

         The legend set forth in Section 3(c) of the Rights Agreement is amended to read in its entirety as follows:







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         This certificate also evidences and entitles the holder hereof to certain rights as set forth in a Rights Agreement between Tenneco Automotive Inc., formerly known as Tenneco Inc. (the "Company"), and First Chicago Trust Company of New York, as Rights Agent, dated as of September 9, 1998 and as amended from time to time (the "Rights Agreement"), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. Under certain circumstances, as set forth in the Rights Agreement, Rights owned by or transferred to any Person who is or becomes an Acquiring Person (as defined in the Rights Agreement) and certain transferees thereof will become null and void and will no longer be transferable.

     6.  Amendment of Section 7(b).

         Section 7(b) of the Rights Agreement is amended to read in its entirety as follows:

                (b) The Purchase Price shall be initially $8.80 for each one one-thousandth of a share of Preferred Stock purchasable upon the exercise of a Right. The Purchase Price and the number of one one-thousandths of a share of Preferred Stock or other securities or property to be acquired upon exercise of a Right shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) of this Section 7.

     7.  Amendment of Section 13(f).

         Section 13(f) of the Rights Agreement is amended to read in its entirety as follows:

                (f)  Intentionally omitted.

     8.  Amendment of Section 26.

         The notice provision in respect of the Company set forth in Section 26 of the Rights Agreement is amended to read in its entirety as follows:

                Tenneco Automotive Inc.
                500 North Field Drive
                Lake Forest, IL  60045
                Attention: General Counsel





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     9.  Amendment of Section 30(a).

         Section 30(a) of the Rights Agreement is amended to read in its entirety as follows:

             (a) The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise the rights and powers specifically granted to the Board of Directors of the Company or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including, without limitation, a determination whether: to exchange the outstanding Rights for Common Stock pursuant to Section 24; to redeem or not redeem the Rights; or to amend or not to amend this Agreement). All such actions, calculations, interpretations and determinations (including, for purposes of clause (y) below, all omissions with respect to the foregoing) that are done or made by the Board of Directors of the Company in good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights, as such, and all other parties, and (y) not subject the Board of Directors to any liability to the holders of the Rights.

     10. Amendment of Section 30(b).

         Section 30(b) of the Rights Agreement is amended to read in its entirety as follows:




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                     (b)  Nothing contained in this Agreement shall be deemed to be in derogation of the obligation of the Board of Directors of the Company to exercise its fiduciary duty. Without limiting the foregoing, nothing contained herein shall be construed to suggest or imply that the Board of Directors shall not be entitled to reject any tender offer or other acquisition proposal, or to recommend that holders of Common Stock reject any tender offer or other acquisition proposal, or to take any other action (including, without limitation, the commencement, prosecution, defense or settlement of any litigation and the submission of additional or alternative offers or other proposals) with respect to any tender offer or other acquisition proposal that the Board of Directors believes is necessary or appropriate in the exercise of such fiduciary duty.






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     11. Amendment of Form of Rights Certificate.

         (a) The first paragraph of the form of rights certificate attached as Exhibit B to the Rights Agreement is amended to read in its entirety as follows:

                               RIGHTS CERTIFICATE

                             TENNECO AUTOMOTIVE INC.

              This certifies that ____________________________ or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement, dated as of September 9, 1998, as the same may be amended from time to time (the "Rights Agreement"), between Tenneco Automotive Inc., a Delaware corporation (the "Company"), and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., New York City time, on September 9, 2008 at the office or agency of the Rights Agent designated for such purpose, or of its successor as Rights Agent, one one-thousandth of a fully paid non-assessable share of Series B Junior Participating Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Company at a purchase price of $8.80 per one one-thousandth of a share of Preferred Stock (the "Purchase Price"), upon presentation and surrender of this Right Certificate with the Form of Election to Purchase duly executed. The number of Rights evidenced by this Rights Certificate (and the number of one one-thousandths of a share of Preferred Stock which may be purchased upon exercise hereof) set forth above, and the Purchase Price set forth above, are the number and Purchase Price as of March 14, 2000, based on the Preferred Stock as constituted at such date. As provided in the Rights Agreement, the Purchase Price, the number of one one-thousandths of a share of Preferred Stock (or other securities or property) which may be purchased upon the exercise of the Rights and the number of Rights evidenced by this Right Certificate are subject to modification and adjustment upon the happening of certain events.







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         (b)  The signature block of the Company set forth on the form of rights certificate attached as Exhibit B to the Rights Agreement is amended to read in its entirety as follows:

                                    TENNECO AUTOMOTIVE INC.



                                    By:_______________________________________
                                       Chairman, President and Chief Executive
                                       Officer

         (c) The addressee on the Form of Election to Purchase set forth as an attachment to the form of rights certificate attached as Exhibit B to the Rights Agreement is amended to read in its entirety as follows:


         To TENNECO AUTOMOTIVE INC.:


     12. Effectiveness.

      This Amendment shall be deemed effective as of March 14, 2000. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         13.      Miscellaneous.

         This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.






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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.


                                       TENNECO AUTOMOTIVE INC.


                                       By: /s/ Timothy R. Donovan
                                           ---------------------------------
                                       Name: Timothy R. Donovan
                                       Title: Senior Vice President and
                                              General Counsel



                                       FIRST CHICAGO TRUST COMPANY OF
                                       NEW YORK


                                       By: /s/ Charles Keryc
                                           ---------------------------------
                                       Name: Charles Keryc
                                       Title: Managing Director






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